Exhibit 5.1

[Preston Gates & Ellis LLP Letterhead]

August 8, 2005

Global ePoint, Inc.

339 S. Cheryl Lane

City of Industry, CA 91789

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Global ePoint, Inc. (the “Company”) in connection its Registration Statement on Form S-8, as may be amended and supplemented from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended), in connection with the registration by the Company of (i) 60,000 shares of common stock, $.03 par value per share (the “Common Stock”) of the Company issuable under the Company’s 1994 Stock Option Plan for Directors; (ii) 872,000 shares of Common Stock issuable under the Company’s 1994 Stock Option Plan; (iii) 2,000,000 shares of Common Stock issuable under the Company’s 2004 Stock Incentive Plan; (iv) 250,000 shares of Common Stock issuable under the Company’s 2004 Employee Stock Purchase Plan; and (v) 100,000 shares of Common Stock issuable in connection with the exercise of certain non-plan employee options (collectively, (i)-(v) are the “Shares”), pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 8, 2005 (the “Registration Statement”).

For purposes of rendering this opinion, we have examined originals or copies of such documents and records as we have deemed appropriate. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and the effect, if any, of the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the relevant plan and the terms of the individual option agreements, as applicable, will be legally issued, fully paid and non-assessable.

We are furnishing this opinion to the Company solely in connection with the Registration Statement. This opinion may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its use and part of the Registration Statement.

Very truly yours,

/s/    PRESTON GATES & ELLIS, LLP